EXHIBIT 5.1
                              Lyle B. Stewart, P.C.
                              3751 S. Quebec Street
                             Denver, Colorado 80237
                               Tel. (303) 267-0920
                               Fax. (303) 267-0922

Board of Directors                                              April 7, 2000
Medix  Resources, Inc.
7100 E. Belleview Ave., Suite 301
Englewood, CO 80111

Gentlemen:

           We have acted as counsel to Medix Resources, Inc. (the "Company"), in connection with the proposed sale by certain selling shareholders of up to 16,613,668 shares of its common stock, par value $.001 per share, which sale is being registered on Registration Statement No. 333-32308 (the "Registration Statement"), filed by the Company on March 13, 2000, with the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

           In connection therewith, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deem appropriate as basis for the opinion set forth below.

           Based upon the foregoing, we are of the opinion that the shares of common stock to be sold by the selling shareholders in the manner described in the Registration Statement and the Prospectus relating thereto, will be legally issued, fully paid and non-assessable.

           We hereby consent to the use of our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          /s/ Lyle B. Stewart, P.C.